Exhibit 16.1

June 14, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated June 14, 2002 of Horizon Offshore, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Copy to:      Mr. David Sharp, Chief Financial Officer, Horizon Offshore, Inc.